NR09-03

February 18, 2009

Cardero Successfully Produces Bench-Scale Pig Iron

From Pampa El Toro Iron Concentrate

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, NYSE-A: CDY, Frankfurt: CR5) is pleased to provide an update on the Pampa el Toro iron sands project, located in the Marcona district, Peru.  The Company has now completed its Phase I briquetting work and is currently undertaking the Phase II bench-scale pig iron production program.

A portion of the Pampa El Toro concentrate was agglomerated, processed into liquid hot metal (molten iron) and cast into pigs in a total of ten bench-scale electric arc-based melting furnace tests.  A total of 128 kilograms of pig iron was produced.  The test work is being conducted in cooperation with the U. S. Department of Energy (DOE)’s National Energy Technology Lab (NETL) located in Albany, Oregon.

The pig iron product is currently undergoing chemical analysis.  Additional bench-scale smelting tests may be conducted following receipt of results.  Knowledge gained from the bench scale tests will be incorporated in the large scale smelting test.

The Phase III pilot-scale melting test will be designed to run with the optimum briquette formulation along with operating control parameters gleaned from the bench-scale smelting test.  The goal for the pilot-scale melting test is to demonstrate consistent melter operation, uniform hot metal quality and slag quality over an extended period of operation time.

The pilot-scale melting test program is undergoing a permitting process that is targeted to be completed by the end of Q2 2009, with the actual pilot plant operation and final report to follow.

QUALIFIED PERSON

Mr. Glen Hoffman MMSA QP, the President & CEO of Cardero Iron Ore Company Ltd. and a qualified person as defined by National Instrument 43-101, has reviewed the scientific and technical information that forms the basis for this news release.  Mr. Hoffman is not independent of the Company as he is an officer of a subsidiary and holds common shares and incentive stock options in Cardero.

The metallurgical test work is designed and directly observed on site by Dr. S. Jayson Ripke, Cardero Iron Ore Management (USA) Inc.’s Vice President - Technical.  Dr. Ripke is responsible for all on-site aspects of metallurgical testing and the quality control/quality assurance.  The test work is being conducted in cooperation with the U. S. Department of Energy (DOE)’s National Energy Technology Lab (NETL) located in Albany, Oregon.

ABOUT CARDERO RESOURCE CORP.

Cardero’s focus through 2009 is to realise the considerable value it believes is locked in the Company’s significant iron ore assets in the Marcona District of southern Peru, the Baja district of Mexico and in Minnesota, USA, while continuing to progress its base and precious metal exploration projects in Argentina and Mexico.  The common shares of the Company are currently listed on the Toronto Stock Exchange (symbol CDU), the NYSE Alternext US (symbol CDY) and the Frankfurt Stock Exchange (symbol CR5).  For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the timing for the Phase III pilot-scale melting test, business and financing plans and business trends, are forward-looking statements.  Information concerning mineral resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Information Form filed with certain securities commissions in Canada and its annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.